Exhibit 4.32

PROMISSORY NOTE COMBINATION #2 EXTENSION AGREEMENT

This Promissory Note Combination #2 Extension Agreement, hereinafter referred to as “Combination #2 Extension”, entered into this Sixteenth day of December, 2012, by and among Intellinetics, Inc, hereinafter called “Maker” and Alpharion Capital Partners, hereinafter called “Lender”.

WHEREAS, Maker and Lender have entered into a Promissory Note Combination #2 dated

September 2, 2012 for the amount of ONE HUNDRED FIFTEEN THOUSAND and 00/100

DOLLARS ($115,000), hereinafter referred to as “Note Combination #2”. Said Note Combination

#2 was originally due on a due date of November 16, 2012. On November 16, 2012 the Combination #2 extension agreement was extended for an additional thirty days to December 16, 2012.

WHEREAS, Maker and Lender desire to enter into this Combination #2 Extension Agreement in order to extend the due date of the Note Combination #2 for an additional thirty days to January 15, 2013.

NOW, THEREFORE, it is dually agreed by both Maker and Lender to extend the due date of the Note Combination #2 to January 15, 2013.

All other provisions of the original Note Combination #2, Promissory Note and Subscription agreements shall prevail unless otherwise written.

IN WITNESS WHEREOF, the undersigned Maker and Lender has duly executed this

Combination #2 Extension as of the day and year above first written.

INTELLINETICS, INC.

By: /s/William J. Santiago

ALPHARION CAPITAL PARTNERS, INC.

By: /s/ Rick Hughes